UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES AND EXCHANGE ACT OF 1934

JUNE 14, 2005

Date of Report (date of Earliest Event Reported)

ISOLAGEN, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-31564	87-0458888
(State or Other Jurisdiction of	(Commission File No.)	(I.R.S. Employer Identification No.)
Incorporation or Organization)

405 EAGLEVIEW BLVD., EXTON, PA  19341

(Address of principal executive offices and zip code)

(484) 875-3099

 (Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

Item 1.01               Entry into a Material Definitive Agreement.

On June 20, 2005, Isolagen, Inc. (“Isolagen”) and Dr. Marie Lindner agreed on the terms of a two-year employment agreement (the “Agreement”) pursuant to which Dr. Lindner agreed to serve as Isolagen’s Senior Vice President of Medical and Business Affairs.  The Agreement provides for an annual salary of $275,000, a signing bonus of $15,000, and a merit-based bonus to be determined by Isolagen’s Compensation Committee based upon mutually agreeable criteria.  Under the Agreement, Dr. Lindner was granted a five-year option to purchase 60,000 shares of Isolagen common stock at an exercise price equal to the closing of the common stock on the date of grant, which vests ratably on an annually basis over three years.    On June 14, 2005, Isolagen and Mr. Frank DeLape amended their prior employment agreement (the “Amended Agreement”) pursuant to which Mr. DeLape serves as Isolagen’s Chairman of the Board.  The amendment was made in consideration of the additional duties and responsibilities assumed by Mr. DeLape which shall continue until a new chief executive officer is retained.  The Amended Agreement, which terminates December 2007,  modifies the original employment agreement as follows.  The Amended Agreement provides for an increase in Mr. DeLape’s annual salary of $50,000 per year and grants Mr. DeLape a ten-year option to purchase 400,000 shares of Isolagen common stock at an exercise price equal to the closing of the common stock on the date of grant, which vests over three years.

Item 3.02               Unregistered Sales of Equity Securities.

See Item 1.01 for a discussion of the options issued to Dr. Lindner and Mr. DeLape, which security was issued pursuant to the exemption from registration set forth in Section 4(2) of the Securities Act of 1933, as amended.

[THE SIGNATURE PAGE FOLLOWS.]

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ISOLAGEN, INC.

Date: June 14, 2005	By:	/s/ Susan S. Ciallella
Susan S. Ciallella